Exhibit 10.31(b)

ADDENDUM

This Addendum is dated as of September 1, 2002 by the between heavenly Valley, Limited Partnership (“HEAVENLY”) and Blaise Carrig (“Executive”).

RECITALS

A. HEAVENLY and Executive are parties to that certain Employment Agreement dated as of September 1, 2002 (“Employment Agreement”), whereby Executive agreed to render certain services and serve in the employ of HEAVENLY under the terms and conditions provided for in the employment Agreement; and

B.           HEAVENLY and Executive wish to amend certain terms and conditions of the Employment Agreement as hereinafter provided.  All terms not defined herein shall have the meaning given in the Employment Agreement.

COVENANTS

NOW THEREFORE, the parties agree hereto as follows:

Should Executive purchase a primary residence in the greater Lake Tahoe area (the "Residence"), HEAVENLY shall make a contribution toward the purchase price of the same up to fifty percent of the purchase price (excluding any personal property associated with the purchase), not to exceed Six Hundred Thousand dollars ($600,000.00). Upon making such contribution, HEAVENLY shall hold a proportionate undivided interest in the Residence in co-tenancy (as "tenants in common") with Executive. Executive may resell the Residence at his election at any time during the term of the Employment Agreement by providing HEAVENLY thirty (30) days advance written notice. Executive agrees to list the Residence for sale with a real estate brokerage designated by HEAVENLY ("Broker") at a fair market value ("Listing Price") as Executive and HEAVENLY mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with HEAVENLY's consent, which consent shall not be unreasonably withheld or delayed. Upon any sale or transfer of the Residence, HEAVENLY shall be entitled to receive its proportionate share of the re-sale price, net of normal and customary closing costs (e.g. brokers' commission, title insurance premiums, transfer taxes, etc.) and material home improvements made in excess of Five Thousand dollars ($5,000) on a non-aggregated basis.  For example:

Executive purchases the Residence in 2002 for $1,200,000;
HEAVENLY contributes $600,000;
Accordingly, HEAVENLY's undivided interest is 50%. Executive sells the Residence in 2005 for $1,600,000;
Closing costs equal $120,000;
No material home improvements made;
Accordingly, HEAVENLY would receive $740,000 on the re-sale.

Should Executive undertake any material home improvements or significant remodeling, not to include ordinary maintenance and repair (e.g. painting, re-carpeting, etc.) to the Residence in excess of $5,000 (e.g. addition of a spa/jacuzzi), Executive may deduct the net excess cost of the same from the re-sale price. Executive shall keep adequate records to verify such expenditures and shall notify HEAVENLY in writing when any such work is being undertaken. Executive and HEAVENLY acknowledge that while any material home improvements to the Residence may increase the value of the Residence, the parties acknowledge that it would be difficult to attribute any appreciation in the Residence value directly to any material home improvement(s). Accordingly, due to such uncertainty, the parties agree that the re-sale price of the Residence and any appreciation recognized thereby shall only be net of (i) the normal and customary closing costs and (ii) the expenditures made by Executive for any material home improvement(s) in excess of $5,000.

As in the previous example, assume HEAVENLY’s interest is 50%;
Executive sells the Residence in 2005 for $1,600,000;
Closing costs equal $120,000;
A $40,000 material home improvement has been made;
Accordingly, HEAVENLY would receive $720,000 on the re-sale

If the Residence has not been previously sold or transferred, no later than six (6) months after the termination of the Employment Agreement for any reason (without regard to any time period of salary continuation thereunder), Executive agrees to list the Residence for sale with HEAVENLY’s designated Broker, at a Listing Price as HEAVENLY and Executive mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with HEAVENLY's consent, which consent shall not be unreasonably withheld or delayed. If the Residence has not sold (and is not under contract with a ready, willing and able buyer) within one (1) year after being listed, HEAVENLY and Executive shall each retain an appraiser at their respective expense. The two selected appraisers shall select one additional appraiser who shall be paid for equally by HEAVENLY and Executive. Each of the appraisers will prepare an appraisal on the Residence. Thereafter, HEAVENLY shall have the right to require that Executive buyout HEAVENLY's interest, in full with good funds, in the Residence by paying HEAVENLY its proportionate share based on the average of the three appraisals. For example:

As in the previous examples, assume HEAVENLY's interest is 50%;
The first appraisal is $1,610,000;
The second appraisal is $1,650,000;
The third appraisal is $1,630,000;
Accordingly, Executive would purchase HEAVENLY's interest in the Residence for $815,000.

If HEAVENLY elects to require that Executive purchase HEAVENLY’s interest in the Residence, the closing of such transaction shall occur within ninety (90) days after the three appraisals have been prepared. If HEAVENLY elects not to require that Executive purchase HEAVENLY’s interest in the Residence, the Residence shall again be listed HEAVENLY’s designated Broker, at a Listing Price as HEAVENLY and Executive mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with HEAVENLY's consent, which consent shall not be unreasonably withheld or delayed. If the Residence has not sold with one (1) year thereafter, HEAVENLY and Executive agree to have the three previously named appraisers update their respective appraisals and HEAVENLY and Executive shall equally share in the costs thereof. Based on the average of the three appraisals, Executive shall buy-out HEAVENLY's interest in the Residence within ninety (90) days after the updated appraisals have been prepared.

Executive covenants and agrees to (i) use the Residence as Executive's personal and primary place of abode, in compliance with all ordinances, covenants and restrictions governing the Residence, and not lease or rent the same, (ii) keep the Residence in good order and repair, (iii) insure the Residence for full replacement value with HEAVENLY named as a loss payee as it interests may appear; (iv) not mortgage the Residence for more than Executive's proportionate interest in the Residence based on the total fair market value of the Residence established by any appraisal obtain at Executive's expense (e.g. using examples above, Executive's interest would be 50%) and timely and fully perform all obligations under any mortgage, including without limitation making all mortgage and escrow payments when due; (v) timely pay or cause to be paid all real property taxes and other assessments and/or dues affecting the Residence; (vi) timely pay or cause to be paid all costs for work done in or to the Residence and keep the same free and clear of all mechanics' or materialmens' liens, and (vii) not to transfer or sell Executive's interest in the Residence except in strict compliance with this Addendum.  Notwithstanding the foregoing, HEAVENLY shall pay, as and when due, for its proportionate share of the annual homeowner's insurance premium attributable to insuring the Residence for full replacement value, excluding personal property therein and homeowner/personal liability coverage in excess of $300,000.00, and its proportionate share of the annual real property taxes for the Residence.

In the event Executive breaches any of the his promises, covenants or obligations contained herein, HEAVENLY shall have the right to seek equitable relief, including without limitation the right to seek specific performance, in addition to all remedies available to HEAVENLY under the Employment Agreement or pursuant to applicable State law. In addition, should Executive transfer or sell or attempt to transfer or sell the Residence in violation of this Addendum, HEAVENLY shall have the elective right to immediately cause Executive to purchase HEAVENLY's interest in the Residence based on the average of three appraisals as provided for above, except that the Residence shall not be required to be listed for sale for any period of time as a condition precedent.  If HEAVENLY does not make such election, HEAVENLY shall still receive its proportionate share on the unauthorized resale of the Residence as otherwise provided for herein.

Executive agrees to provide his cooperation and cause his spouse to provide her cooperation should HEAVENLY desire to obtain an agreement from Executive's lender whereby HEAVENLY obtains the right to receive notice of a mortgage loan default and the right to cure the same, including redemption rights ("Loan Default Cure Agreement).  In the event Executive as borrower defaults on any payment or other obligation under Executive's mortgage loan agreement and related documents, Executive shall be deemed to have breached this Addendum. In the event of such default HEAVENLY, in addition to the rights HEAVENLY may have pursuant to the Loan Default Cure Agreement, shall have the elective right to immediately cause Executive to purchase HEAVENLY's interest in the Residence based on the average of three appraisals as provided for above, except that the Residence shall not be required to be listed for sale for any period of time as a condition precedent.  If HEAVENLY cures the Executive's default pursuant to the Loan Default Cure Agreement, the amount paid by HEAVENLY to cure such default and any expenses HEAVENLY incurs to cure the default, including without limitation reasonable attorneys fees and costs, shall be immediately reimbursed by Executive in addition to the amount paid to purchase HEAVENLY's interest in the Residence if HEAVENLY elects to cause Executive to purchase HEAVENLY's interest in the Residence. Any amount paid by HEAVENLY to cure Executive's default shall accrue interest at the rate of 18% per annum.

Except in connection with the sale of the Residence in accordance with this Addendum, HEAVENLY shall not sell, transfer or otherwise dispose of its interest in the Residence during the term the Employment Agreement, except (i) to any affiliate of HEAVENLY which expressly assumes HEAVENLY's obligations under this Addendum, (ii) in connection with the sale of all or substantially all of the assets of HEAVENLY in which HEAVENLY's obligations under this Addendum are expressly assumed by the purchaser of the HEAVENLY assets, or (iii) a result of any pledge, mortgage, lien or other encumbrance imposed in connection with the pledge or encumbrance of all or substantially all of HEAVENLY's assets to secure financing for HEAVENLY and/or its affiliates.

This Addendum shall be binding upon Executive, his spouse as acknowledged and agreed below, and the heirs, estate and personal representatives of Executive. This Addendum shall run with the Residence and shall survive the termination or expiration of the Employment Agreement. This Addendum may be disclosed to all persons and entities as necessary to enforce its terms or as may be required by law, including without limitation proxy statements of HEAVENLY's parent company or otherwise, and HEAVENLY, in its sole and absolute discretion, may record this Addendum in the office of the Clerk and Recorder of the county where the Residence is located.

All other terms and conditions stated in the Employment Agreement shall remain in full force and effect. To the extent there is any conflict between the terms of this Addendum and the terms of the Employment Agreement, the terms of this Addendum shall control.

IN WITNESS whereof, the parties have executed this Addendum as of the day first written above.

Executive:                                         Heavenly Valley, Limited Partnership
VR Heavenly I, Inc., its general partner

/s/ Blaise Carrig_______________________        By:  /s/ Andrew P. Daly
Blaise Carrig                                                             Its: President

ADKNOWLEDGED AND AGREEMENT BY Leslie Carrig.

I, Leslie Carrig, acknowledge that although I am not a party to the Employment Agreement or this Addendum, I specifically agree that, in connection with any ownership interest that I may have or hereafter acquire in the Residence, I will be bound by the terms of this Addendum and agree to cooperate with HEAVENLY and Executive such that the terms of this Addendum may be fully performed for the benefit of HEAVENLY.

/s/ Leslie Carrig____________________________Dated:July 28, 2002